EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2007 accompanying the consolidated financial statements of Integrated Service Company, LLC and subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of operations, members’ equity and cash flows for each of the three years in the period ended December 31, 2006. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “ Experts .”
/s/ Grant Thornton LLP
Tulsa, OK
November 2, 2007